Exhibit 23


                          Independent Auditors' Consent
                          -----------------------------




The Shareholders and the Board of Directors of New York Bancorp Inc.

We consent to incorporation by reference in the Registration Nos. 33-23468, 33-23478, 33-41107, 33-41108, 33-75754, 33-75756 and 33-90440 on Form S-8 of New
York Bancorp Inc. of our report dated October 27, 1997, relating to the consolidated statements of financial condition of New York Bancorp Inc. and Subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three year period ended September 30, 1997, which report is incorporated by reference in the September 30, 1997 Form 10-K of New York Bancorp Inc.




                                       KPMG PEAT MARWICK LLP


Jericho, New York
December 22, 1997